Exhibit 99.1

Boston Therapeutics Licenses to Advance Pharmaceutical Exclusive Rights to Commercialize SUGARDOWN™ for Blood Sugar Management in China

MANCHESTER, N.H.--(BUSINESS WIRE)--June 30, 2011--Boston Therapeutics, Inc., a public company registered with the SEC and a developer of diabetic therapies, today announced that it has granted Advance Pharmaceutical Company exclusive rights to market and sell SUGARDOWN™ in China. Preliminary studies with SUGARDOWN™ demonstrate a significant reduction in post-meal excursion of blood glucose in humans. SUGARDOWN™ works in the gastrointestinal tract by slowing down the digestion of carbohydrates and the release of glucose. Advance Pharmaceutical is a Hong Kong-based, privately-held company.

Under terms of the agreement, Boston Therapeutics will manufacture and supply product in bulk for Advance Pharmaceutical. Advance Pharmaceutical will be responsible for the packaging, marketing and distribution of SUGARDOWN™ in the region. Advance Pharmaceutical will also have rights to develop and manufacture SUGARDOWN™ for commercial sale in the region, subject to establishment of quality assurance and quality control standards set forth by Boston Therapeutics. In addition to the licensing agreement, Advance Pharmaceutical made an equity investment in Boston Therapeutics to support clinical trials on SUGARDOWN™.

According to an article published in the New England Journal of Medicine, 92 million adults in China have diabetes and 148 million adults are pre-diabetic (Yang, et al., NEJM 2010; 362:1090.).

“This agreement is an important milestone in our Asia business development initiative. We believe that Advance Pharmaceutical is an excellent business partner to commercialize SUGARDOWN™ in China,” said Ken Tassey, President of Boston Therapeutics. “Advance Pharmaceutical has a strong market presence in Hong Kong and Southern China with several of its drugs taking lead positions in those markets. We believe Advance’s decades of experience in product development, regulatory, licensing, marketing, distribution and international trade provide valuable growth opportunities for Boston Therapeutics”, said Ken Tassey.

“We are pleased to sign this licensing agreement and to collaborate with Boston Therapeutics to commercialize SUGARDOWN™ in China,” said Conroy Cheng, Director at Advance Pharmaceutical. “SUGARDOWN™ has the potential to have a positive impact on the lives of millions of diabetics and pre-diabetics in China. In strong, preliminary data on volunteers, SUGARDOWN™ shows the potential to alter the way that pre-diabetic and diabetic people will regulate their carbohydrate consumption and, as a consequence, their blood glucose level. We value our relationship with Boston Therapeutics and the opportunity to invest in SUGARDOWN™. Their expertise in complex carbohydrate chemistry drug design and regulatory experience makes this collaboration a timely move for us into the blood sugar management market, and provides us with a product that is market-ready”, said Conroy Cheng.

About SUGARDOWN™

SugarDown™ is a chewable dietary supplement eaten before meals that moderates the body’s absorption of glucose released during digestion. SugarDown™ works in the gastrointestinal tract and can provide benefit to people in managing their glycemic health.

About Boston Therapeutics, Inc.

Boston Therapeutics is a leader in the field of glyco-pathology, a specialized field involving understanding the importance of carbohydrates in biochemistry and progression of diseases.

Initially the product pipeline is focused on developing and commercializing two products for diabetes: IPOXYN™, an injectable anti-hypoxia drug and SUGARDOWN™, a complex carbohydrate-based dietary supplement. The Company is headquartered in Manchester, NH. Additional information is available at www.bostonti.com.

About Advance Pharmaceutical Company, Ltd.

Advance Pharmaceutical Company is a leading Hong Kong-based pharmaceutical company. Advance Pharmaceutical Company currently sells over 400 types of licensed pharmaceutical products, consisting of prescription and over the counter products to local dispensaries, medicine shops, clinics and hospitals, as well as chain stores, such as 7-11, Wellcome, Park-N-Shop, Mannings and Watson’s. Outside of Hong Kong, Advance Pharmaceutical Company has been building and maintaining its marketing network in Macau since 1983 and has many years of experience in exporting and distributing pharmaceutical products to China. Currently, Advance Pharmaceutical Company’s products penetrate 90% of dispensaries and drug stores in Macau. Additional information is available at http://www.apc.com.hk/aboutus.php.

FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company constitute forward-looking statements as defined in the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements.

More information about those risks and uncertainties is contained and discussed in the Company’s most recent quarterly or annual report and in the Company’s other reports filed with the Securities and Exchange Commission. The forward-looking statements represent the Company’s views as of the date of this news release and should not be relied upon to represent the Company’s views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company’s views to change, the Company disclaims any obligation to update such forward-looking statements.

SUGARDOWN™ is a registered trademark of Boston Therapeutics, Inc.

IPOXYN™ is a registered trademark of Boston Therapeutics, Inc.

CONTACT:
Boston Therapeutics, Inc.
Ken Tassey, 1-978-886-0421
ken.tassey@bostonti.com